Exhibit 99.4

JOINDER AGREEMENT
TO
REGISTRATION RIGHTS AGREEMENT

        This Joinder Agreement to Registration Rights Agreement is made and entered into as of June 22, 2007 (the “Agreement”) by and between EXCO Resources, Inc., a Texas corporation (the “Company”), and the person listed on the signature page hereto under the heading “Holder” (such person being referred to as the “Holder”).

        WHEREAS, to provide for certain registration rights with respect to the Company’s Common Shares (as defined in the Registration Rights Agreement), the Company (as successor by merger to EXCO Holdings Inc.) and the Initial Holders specified on the signature pages thereto have executed that certain First Amended and Restated Registration Rights Agreement dated as of December 30, 2005 (the “Registration Rights Agreement”); and

        WHEREAS, Holder desires to become a party to the Registration Rights Agreement in connection with the transfer of 12,804,833 Common Shares from BP EXCO Holdings II LP to Holder on the date hereof.

        NOW, THEREFORE, in consideration of the foregoing, the delivery to and receipt by Holder of Common Shares, the covenants and agreements contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, Holder hereby agrees as follows:

        1.     Holder hereby executes this Agreement for the purpose of becoming a “Holder” under the Registration Rights Agreement. Holder hereby assumes all of the duties, obligations and liabilities of a “Holder” under the Registration Rights Agreement and shall be designated as an “Investor Holder” thereunder.

        2.     Holder shall be deemed a “Holder” for all purposes under the Registration Rights Agreement, and shall be subject to and shall benefit from all of the rights and obligations of a “Holder” thereunder. All references in the Registration Rights Agreement to “Holder,” “Investor Holder” or “Initial Holder” shall mean and be a reference to Holder. The Registration Rights Agreement is hereby amended by deeming the signature of Holder hereto as a signature to the Registration Rights Agreement.

        3.     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

        IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date above first written.

EXCO RESOURCES, INC.

By:	/s/ William L. Boeing
Name: William L. Boeing Title: Vice President, General Counsel and Secretary

HOLDER:

/s/ Thomas Boone Pickens, Jr.
Thomas Boone Pickens, Jr.